Exhibit 21.1

Measurement Specialties, Inc. Subsidiaries

Legal Entity	Jurisdiction

Measurement Specialties, Inc	New Jersey (US)
IC Sensors	California (US)
Elekon Industres USA, Inc.*	California (US)
Entran Devices, LLC*	Delaware (US)
BetaTHERM LLC	Massachusetts (US)
MEAS LLC	Delaware (US)
Measurement Specialties Foreign Holdings Corporation	Delaware (US)
Kenabell Holding Limited	British Virgin Islands
MSI Sensors (Asia) Ltd	Hong Kong
Measurement Specialties (China) Ltd	Peoples Republic of China
MEAS Shenzhen (Asia) Limited*	Peoples Republic of China
Acalon Holding Limited	Cyprus
MEAS Europe SAS	France
Nikkiso-THERM (50%)	Japan
Qualicem SA (66%)	France
MEAS France SAS	France
Atex Ltd.	United Kingdon
MEAS Switzerland S.A.	Switzerland
MEAS Sensoric S.A.	Switzerland
FGP SA	France
FGP Sensors Inc.	Pennsylvania (US)
GS Sensors SAS	France
ALS	France
RIT SAS	France
Atexis Company Electronic Limited	China
Atexis SAS	France
MEAS Deutschland GmbH	Germany
ATEX GmbH	Germany
MEAS (BetaTHERM) Ireland	Ireland
Betatherm Holding Limited*	Ireland
Betatherm Trading Limited	Ireland
Lajoy Limited*	Ireland
Betatherm Group Limited *	Ireland
Betherm Automotive Limited*	Ireland
Betatherm Systems Limited*	Ireland
Betatherm R&D Limited	Ireland
Caribbean Electroncis Manufacturing Limited*	Barbados

* - Dormant or inactive